Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto, by and between Warren Resources, Inc., Warren E&P, Inc., and Warren Resources of California, Inc., as their respective interests in the subject matter hereof appear (collectively, the “Company” or “Warren”) and Norman F. Swanton (“Executive”) (together, the “Parties”).

R E C I T A L S

WHEREAS, Executive has been employed by the Company pursuant to the terms of the Employment Agreement between the Company and Executive, dated January 1, 2001, as amended on January 1, 2004 and January 1, 2005 (collectively, the “Employment Agreement”), and

WHEREAS, the Company and Executive have mutually agreed to terminate the employment relationship, as provided below, and the Parties desire to resolve, fully and finally, all outstanding matters between them and to release and hold each other harmless from any and all claims arising from or related to the employment relationship

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.                                        EXECUTIVE’S SEPARATION.

a.            The Parties hereto hereby agree that the Executive’s employment with the Company terminated as of June 1, 2012 (the “Separation Date”). The Executive hereby resigns, effective as of the Separation Date , all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and any subsidiaries and affiliates and agrees to execute any and all additional documents and take such further steps as may be required to effectuate such resignation. As of the Separation Date, Executive shall resign and no longer be a member of the Board of Directors of the Company or any subsidiary or affiliated entity of the Company and Executive agrees he shall execute all documents necessary to effect such resignations.  The Parties agree that, for purposes of the Employment Agreement, Executive’s termination of employment will be treated as a termination by the Company without Cause (as defined in the Employment Agreement). The Employment Agreement is hereby canceled and the parties shall have no further obligations to each other thereunder except as specifically provided in this Agreement.

b.            Regardless of whether Executive signs the Waiver and Release of Claims attached as Exhibit A hereto (the “Release”), upon the Separation Date, or as soon as practicable thereafter (to the extent permitted by applicable law), Executive acknowledges that he has received and been paid in full from the Company:

(i) unpaid base salary accrued up to and including the Separation Date;

(ii) pay for any accrued but unused vacation earned up to and including the Separation Date (the Parties acknowledge and agree that Executive had eighteen (18) accrued but unused vacation days for which he has been paid);

(iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment); and

(iv) any unreimbursed business expenses to which Executive is entitled to reimbursement following submission of proper expense reports under the Company’s expense reimbursement policy.

c.                Promptly after the Separation Date, Executive shall return to the Company any and all property of the Company, including all tangible property and equipment (e.g., keys, credit cards, parking passes, computers, phones) and all notes, memos, correspondence, computer-recorded information and any other embodiment or reproduction (in whole or in part) of any Company confidential or proprietary information, except that you may retain your personal notes, diaries, Rolodex, calendars and correspondence of a personal nature.

2.                CONSIDERATION.  In accordance with Section 8(b) of the Employment Agreement, and in consideration of the terms, representations, promises, waivers and releases contained in this Agreement, the Company will provide Executive with the following payments and benefits, conditioned upon (i) Executive’s execution and return to the Company of the Release no earlier than the Separation Date and no later than twenty-one (21) days following the execution date hereof, and (ii) Executive’s not revoking, or attempting to revoke the Release prior to the “Effective Date” (as defined in the Release):

a.             A severance payment in the amount of $1,242,516, minus all tax withholdings required by law and other authorized deductions, which amount is equal to two times the sum of Executive’s annual base salary, as in effect immediately prior to the Separation Date, to be paid (i) $516,693 in a lump sum on December 3, 2012, and (ii) $725,823, in seven equal consecutive bi-monthly installments of $103,689 commencing December 3, 2012 and completed prior to March 15, 2013.

b.             Pursuant the Employment Agreement, Executive shall receive as his annual incentive bonus (the “Annual Bonus”) the amount of $727,575, (which amount is equal to the amount that Executive was paid as an Annual Bonus for 2011), minus all tax withholdings required by law and other authorized deductions, to be paid on December 3, 2012.

c.             The Restricted Stock Units (“RSUs”) granted to Executive pursuant to the Warren Resources, Inc. 2010 Stock Incentive Plan (the “Plan”) that are unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of your continued employment with the Company) shall vest in full on December 3, 2012, and as soon as administratively practicable the Company shall thereupon cause to be issued fully paid and non-

assessable shares of Warren common stock (“Shares”) to the Executive with respect to the RSUs. The Company will withhold Shares otherwise issuable upon vesting of the RSUs in accordance with prior practice to satisfy tax withholdings required by law and other authorized deductions on account of the vesting of the RSUs and delivery of the shares of common stock to Executive.

d.             All Stock Options granted to you pursuant to the Plan to purchase Warren common stock that are unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of your continued employment with the Company) shall vest in full and be non-forfeitable and immediately exercisable as of the Separation Date continuing until December 31, 2012, at which time all unexercised Stock Options granted to Executive shall expire.

e.             The Company will pay the premiums otherwise payable by you and your eligible dependents under existing coverage for health, dental and vision benefits through December 31, 2012, (or until such earlier time as Executive ends his participation in such coverage) provided you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed under COBRA. Commencing January 1, 2013, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums or those of your eligible dependents.

f.              Executive’s 401(k) retirement plan contributions have been or will be made for the period ending on the Separation Date. Executive’s vesting in the 401(k) plan shall be determined as of the Separation Date, unless the 401(k) Plan or ERISA regulations require otherwise. As required by applicable ERISA and 401(k) Plan rules and regulations, the Company’s matching obligations and the Executive’s participation in the Company’s 401(k) Plan will cease at the Separation Date. Nothing in this Agreement is intended to alter or modify Executive’s right to any benefit to which Executive is entitled under the Company’s 401(k) Plan prior to the Separation Date. All such contributions are and shall remain subject to the terms of such plan and Executive’s rights thereunder, as well as all applicable ERISA and Internal Revenue Service statutes, rules and regulations.

g.             The Company shall retain Executive as a consultant for a period of three (3) months after the Separation Date (the “Consulting Period”) to perform such services commensurate with his status and experience as may be reasonably requested in writing by the Company (the “Consulting Arrangement”).  The Executive shall provide consulting services to Company as needed and when reasonably requested, provided that, without his prior consent, Executive shall not be required to devote more than 20 hours in any calendar month to the performance of any consulting services hereunder. The Company shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business activity of the Executive. If the Company requests in writing that Executive perform consulting services at any time during the Consulting Period, then the Company agrees to compensate Employee at a rate of $300 per hour for such services. The Company may terminate the Consulting Arrangement at any time at its option upon 5 days advanced written notice to Executive.  During the Consulting Period, the Company will make an office available to Executive on a month-to-month basis, which arrangement can be terminated upon 5 days advanced written notice to Executive by the Company.

h.             Executive acknowledges and agrees that under the terms of this Agreement, and in accordance with the Employment Agreement, he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide. Other than as specifically provided for in this Agreement, Executive represents, warrants and acknowledges that the Company owes Executive no wages, salaries, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or any other compensation, benefits, payments or remuneration of any kind or nature.

3.                REPRESENTATIONS.  The Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a.             Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b.             Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.             Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

d.             Regardless of any action the Company, Executive acknowledges and agrees that the ultimate liability for all federal, state, local or other taxes, including any fines or penalties, related to the payments and consideration payable to Executive under this Agreement is and remains Executive’s responsibility.

4.                CONTINUING OBLIGATIONS.  Executive agrees that he will abide by the terms of Section 9 (“Noncompetition and Confidentiality”) and 11 (“Rights to Work Product”) of the Employment Agreement and those obligations shall survive termination of the Employment Agreement.

5.                MUTUAL NON-DISPARAGEMENT.  For the one (1) year following the Separation Date, (i) Executive will not, and will cause his relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers, and (ii) the Company will not knowingly disparage or make any derogatory statements regarding Executive; provided, however, that the Company’s obligations under this Section 5 shall be limited to communications by its senior corporate executives having the rank of Vice President or above and members of the Board; provided, further, that the foregoing restrictions shall not apply to any statements by Executive or the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.

6.                COOPERATION.  Executive agrees that, upon written request of the Company, he will make himself reasonably available, taking into account his other business and personal commitments, to cooperate with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and in respect of which Executive has knowledge (collectively, “Cooperation”). Executive’s Cooperation shall include, but not be limited to, being available to meet with officers or employees of the Company and/or the Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for his reasonable out-of-pocket expenses for such Cooperation (including travel costs and reasonable legal fees to the extent Executive reasonably believes that separate representation is warranted and obtains the Company’s consent in writing, which consent shall not be unreasonably withheld).

7.                INDEMNIFICATION.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation for a period of one year after the Separation Date, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executive officer or director.

8.                NON-SOLICIATATION. For one year after the Separation Date, the Executive will not, without the written consent of the Board of Directors, directly or indirectly, solicit any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other nonprofessional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

9.                TAX MATTERS; SECTION 409A; CHANGE IN CONTROL. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  If, as of the Separation Date, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A.  Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.              ARBITRATION.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Los Angeles, California, before the Judicial Arbitration and Mediation Services, Inc., under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and his continuing obligations under the Employment Agreement.

11.              GOVERNING LAW.  This Agreement, its Exhibit A, and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except as preempted by federal law.

12.              SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.              AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

14.              DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.              COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

16.              NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o David E. Fleming, General Counsel

Warren Resources, Inc.

1114 Avenue of the Americas

34th Floor

New York, NY 10036

If to Executive:

at the last residential address known by the Company.

17.              ENTIRE AGREEMENT.  This Agreement and its Exhibit A, together with the Confidential Information Agreement (as modified herein), sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  For purposes of all applicable Company policies, the Company will comply with the work papers developed by the Parties in connection with this Agreement and delivered to the Executive.

18.              WAIVER OF BREACH.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.              SEVERABILITY.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision; provided, however, that if the Release becomes or is so declared to be illegal, unenforceable, or void, the Company shall be relieved of its obligation to provide any of the consideration set forth in Section 2 of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

WARREN RESOURCES, INC., a Maryland corporation		NORMAN F. SWANTON

By:	/s/ David E. Fleming	/s/ Norman F. Swanton
Printed Name: David E. Fleming
Title: Senior Vice President & General Counsel		Date: July 1, 2012
Date: July 2, 2012

WARREN E&P, INC.,
a New Mexico corporation

By:	/s/ David E. Fleming
Printed Name: David E. Fleming
Title: Senior Vice President

WARREN RESOURCES OF CALIFORNIA, INC.,
a California corporation

By:	/s/ David E. Fleming
Printed Name: David E. Fleming
Title: Senior Vice President

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In exchange for the consideration described in Section 2 of the Separation and General Release Agreement (the “Separation Agreement”) by and between WARREN RESOURCES, INC., WARREN E&P, INC. and WARREN RESOURCES OF CALIFORNIA, INC. (collectively, the “Company”) and Norman F. Swanton (“Executive”) (together, the “Parties”) and in accordance with the terms of the Employment Agreement (as defined in the Separation Agreement), Executive hereby agrees as follows:

1.             EXECUTIVE’S RELEASE.

(a)           Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of their respective past, present, and future officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or resignation from, the Company, from the beginning of time to the date Executive signs this Waiver and Release of Claims (the “Executive’s Release”).

(b)           Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, the Employment Agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs (other than any claims arising under the Separation Agreement for attorneys’ fees or costs); provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits or unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) any rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Separation Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses; (iii) any vested benefits provided under the terms of any employee benefit plan applicable to Executive; (iv) any claim or cause of action to enforce any of Executive’s rights under the Separation Agreement; or (v) any claim or cause of action based on Executive’s rights as a shareholder of the Company.  In addition, Executive’s Release will not release, waive or discharge any rights or claims Executive may have that arise from actions or omissions after the Effective Date (as defined in Section 3).

(c)           This release extends to any claims that may be brought on Executive’s behalf by any person or agency, as well as any class or representative action under which Executive may have any rights or benefits; Executive agrees not to accept any recovery or benefits under any such claim or action, and Executive assigns any such recovery or benefits to the Company.  For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Agreement extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)           Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

2.             ADEA WAIVER AND RELEASE.  Executive understands and agrees that he is waiving his rights under the ADEA and thus:

(a)           Executive has been informed and understands and agrees that he has the period of at least twenty-one (21) calendar days after receipt of this Waiver and Release of Claims to consider whether to sign it.

(b)           Executive has been informed and understands and agrees that he may revoke this Waiver and Release of Claims at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Waiver and Release of Claims and the Separation Agreement will have any effect.  Executive acknowledges and agrees that if he wishes to revoke this Waiver and Release of Claims, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed the Waiver and Release of Claims.  Executive acknowledges and agrees that, in the event Executive revokes the Waiver and Release of Claims, he shall have no right to receive any of the consideration described in Section 2 of the Separation Agreement.

(c)           Executive agrees that prior to signing this Waiver and Release of Claims, he read and understood each and every provision of the document.

(d)           Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Waiver and Release of Claims and the Separation Agreement and Executive hereby acknowledges that prior to signing this Waiver and Release of Claims he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of both this Waiver and Release of Claims and the Separation Agreement.

(e)           Executive acknowledges and agrees that he knowingly and voluntarily entered into this Waiver and Release of Claims and the Separation Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Waiver and Release of Claims or the Separation Agreement.

(f)            Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Waiver and Release of Claims.

3.             EFFECTIVE DATE.  For purposes of this Waiver and Release of Claims, the “Effective Date” shall be the eighth (8th) calendar day following the date that Executive signs and returns this Waiver and Release of Claims to the Company, provided that Executive does not revoke or attempt to revoke his acceptance prior to such date.  Executive understands and agrees that, in order to receive the consideration provided under Section 2 of the Separation Agreement, he must execute this Waiver and Release of Claims no earlier than the Separation Date (as defined in the Separation Agreement) and no later than twenty-one (21) days following the Separation Date and shall not have revoked or attempted to revoke such acceptance prior to the Effective Date.

4.             MISCELLANEOUS.  Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Waiver and Release of Claims and to perform his obligations hereunder.  This Waiver and Release of Claims is binding upon and shall inure to the benefit of the Parties hereto as well as the Company Released Parties.  For purposes of this Waiver and Release of Claims, a facsimile or electronic file containing Executive’s signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

Accepted and agreed as of the date set forth below:

Norman F. Swanton

Date: